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                                                                                          Exhibit 10(m)



                                                                    July 17, 1997




Ms. Nancy A. Kindl
2743 Parkshire Drive
Racine, WI  53406


Dear Nancy:

                 On  June 24, 1997,  PORTEC, Inc.'s  Board of  Directors authorized Wasserstein  Perella &  Co. to examine  ways to
maximize values  for  PORTEC's shareholders  and  report the  results  to the  Board  for its  decision.    This will  include  the
investigation of a possible sale of all or a portion of PORTEC.

                 In  connection with the  above activity, I  spoke with you  concerning special compensatory  arrangements for you.
The intended objective  of such arrangements is to  provide an incentive for you,  as a key member of PORTEC's  management team, to stay in your present position while ways to maximize values for PORTEC's  shareholders are being examined and carried out and to be positively motivated during that period.

                 This letter will serve as  the formal confirmation of the special compensatory arrangement  for you, consisting of a "success bonus" arrangement which has been promised to you by PORTEC, as follows:

         1.      The "success bonus" will  consist of a cash  payment of $39,931, being  30% of your present  annual salary.   This
                 amount will be increased  to reflect your base salary at the time  of a possible sale, in the  event you receive a regular merit increase during the interim.

         2.      The foregoing "success  bonus" will be due only  if PORTEC, or a part  of PORTEC which includes the  business unit with which you  are employed, is acquired  by another party in  a transaction negotiated with  PORTEC or otherwise approved by its  Board of Directors (or,  in the case of  an acquisition by tender  offer, its Board of  Directors does not recommend  rejection of such offer),  with such transaction to include  one in which PORTEC  continues in existence but with the acquiring party having acquired control.

         3.      The"success bonus"  due you under this arrangement will be paid to you  promptly at the time of the closing of the acquisition.

         4.      The "success  bonus" arrangement will  expire if the "maximize  value" effort does  not produce an  acquisition of
                 PORTEC or the business unit with which  you are employed which closes by March  31, 1998.  Also, if the  "maximize value" effort is  completed or terminated by the Board of Directors  of PORTEC before March 31, 1998, without such an acquisition having occurred,  the "success bonus" arrangement will terminate at that time.  It is expected that the  "maximize value" effort will be completed  well before March 31, 1998, but if  for any reason that proves not to be the case,  an appropriate extension of time for  the "success bonus" arrangement will be  considered at that time and you would be formally notified in writing on any such extension of time.

         5.      You understand, of course, that  PORTEC will have the right at all times to terminate  your employment for "cause"
                 or failure to  render adequate performance of  your employment duties.   Any such termination would  be subject to
                 PORTEC's regular severance policy, rather that the "success bonus" arrangement.

                 If  you have  any questions  about the foregoing,  please do  not hesitate  to raise them  with me.   However, any
variation from the foregoing terms -- including any  interpretation that enlarges or changes the foregoing -- will  be binding only if agreed to by PORTEC in writing.

                 Please acknowledge receipt of  this letter and your agreement  with the preceding terms  at the place provided  on the enclosed copy, and return such copy to me for PORTEC's files.

                                                                    Yours very truly,




                                                                    Albert Fried Jr., Chairman
:mec

Receipt of the foregoing agreement with the
foregoing terms are hereby acknowledged on
this         day of             , 1997.

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